Exhibit 10.55
SECOND AMENDMENT TO THE ESCO TECHNOLOGIES INC.
INCENTIVE COMPENSATION PLAN FOR EXECUTIVE OFFICERS
     WHEREAS, ESCO Technologies Inc. (“Company”) previously adopted the ESCO Technologies Inc. Incentive Compensation Plan for Executive Officers (“Plan”); and
     WHEREAS, the Company retained the right to amend the Plan pursuant to Section IX thereof; and
     WHEREAS, effective November 12, 2009, the Company desires to amend the Plan solely for the purpose of clarifying its compliance with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”) relating to the exception for performance based compensation;
     NOW THEREFORE, effective November 12, 2009, the Plan is amended as follows:
1. Section VIII of the Plan is deleted in its entirety and replaced with the following:
     VIII. VESTING.
     A participating employee must (subject to specific Committee action to the contrary as hereinafter set forth in this Section VIII) be an employee of the Company on the date the award is payable pursuant to Section V hereof. The final determination as to Awards to be granted and if so, the amount of such Awards, shall be made by the Committee. Notwithstanding any other provision hereof, and in accordance with this Section VIII, in the event a participating employee who is a Covered Employee terminates or is terminated by the Company before or after the end of the Fiscal Year for any reason other than death, disability or Change in Control (as defined in Section 409A of the Internal Revenue Code of 1986, as amended), such participating employee shall not be entitled to receive any Award under this Plan for such Fiscal Year unless the Committee decides otherwise in its sole discretion to provide a pro rata payment adjusted to reflect the employee’s participation during the Fiscal Year. In the event (i) a participating employee other than a Covered Employee, or (ii) a participating employee who is a Covered Employee and who terminates by reason of death, disability or Change in Control, terminates or is terminated by the Company before or after the end of the Fiscal Year for any reason, the Committee shall have the sole discretion as to whether any Award shall be paid. In either case, the Committee shall have the sole discretion as to the time such Award shall be paid, but not later than the date described in, and subject to any deferral election under, Section V. Any payment to a Covered Employee shall be subject to the provisions of Section IV, and in no event shall a participating employee who is a Covered Employee and whose employment terminates due to reasons other than death, disability or a Change in Control receive a pro-rata payment in the Committee’s sole discretion under this Section VIII unless the applicable performance objectives have been met.
     IN WITNESS WHEREOF, the foregoing Amendment was adopted on the 12th day of November, 2009 by the Human Resources and Compensation Committee of the Board of Directors of ESCO Technologies Inc.